Exhibit 10.6
LEASE AGREEMENT
This Lease Agreement (this “Lease”) is made this 13th day of October, 2010 (the “Effective Date”), between CBP 110, LP, a Pennsylvania limited partnership having its principal office at 210 West Kensinger Drive, Suite 400, Cranberry Township, PA 16066 (the “Landlord”), and Tollgrade Communications, Inc., a Pennsylvania corporation having its principal office at 493 Nixon Road, Cheswick, PA 15024 (the “Tenant”).
BASIC LEASE PROVISIONS
     The following provisions set forth various basic terms of this Lease, and are sometimes referred to as the “Basic Lease Provisions”.

Premises	-	Approximately 24,402 square feet, known as Suite: # 400 in the Cranberry Business Park, Building 110, located at 3120 Unionville Road, Cranberry Township, PA 16066

Initial Term	-	Eighty Four (84) full calendar months from the Commencement Date, as such term is defined at Section 3.01, estimated to occur on or about April 1, 2011 (subject to any partial calendar month to be added to the Initial Term pursuant to Section 2.01 in the event that the Commencement Date occurs on a date other than the first day of a calendar month).

Extension Options	-	Two (2) Five (5) Year Options, exercisable in accordance with Section 2.02

Base Rent	-	$15.75 per square foot for Months 1-24 (commencing as of the Commencement Date and continuing through the last day of the twenty fourth (24th) full calendar month thereafter);

$16.25 per square foot for Months 25-60;

$16.75 per square foot for Months 61-84

(subject to increase during any Renewal Terms in accordance with Section 3.02)

Additional Rent	-	Includes Tenant’s obligation to pay its Proportionate Share of all Operating Expenses and Real Estate Taxes, in accordance with Section 4.03

Tenant’s Proportionate Share	-	35.3% (24,402 rsf/69,030 rsf), subject to adjustment in accordance with Sections 1.01 and 4.03

Escrow Account	-	$280,000.00, to be reduced by such amounts as are set forth in, and otherwise governed in accordance with, Section 5.01

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Addresses for Notices	-	As to Landlord:

CBP 110, LP 210 West Kensinger Drive, Suite 400 Cranberry Township, Pennsylvania 16066 Attention: Richard S. Donley Telephone: (724) 779-3892

With copy to:

Thorp Reed & Armstrong, LLP Attn: Jeffrey J. Conn, Esq. One Oxford Centre, 15th Floor 301 Grant Street Pittsburgh, PA 15219

As to Tenant:

Prior to occupancy:

Tollgrade Communications, Inc. 493 Nixon Road Cheswick, PA 15024 Attention: Jennifer M. Reinke, General Counsel After occupancy:

Tollgrade Communications, Inc. Cranberry Business Park Building 110 3120 Unionville Road Cranberry Township, PA 16066 Attention: Jennifer M. Reinke, General Counsel

With copy to:

Ken Shebek VP Operations Tollgrade Communications, Inc. 493 Nixon Road Cheswick, Pennsylvania 15024

*	Note: If there is any difference between these Basic Lease Provisions and the Lease, the Lease shall control.

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A-1	Description of Land
Exhibit A-2	Description of the Park
Exhibit A-3	Depiction of the Premises
Exhibit B	Work Letter
Exhibit C	Form of Commencement Agreement
Exhibit D	Rules and Regulations

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ARTICLE 1
PREMISES
Section 1.01 Grant and Acceptance.
In consideration of the mutual covenants herein, and subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, approximately 24,402 rentable square feet of space located in that certain building known and numbered as Cranberry Business Park, Building 110 (the “Building”) situated at 3120 Unionville Road, Cranberry Township, Pennsylvania 16066 (as more particularly described at Exhibit “A-1” attached hereto and made a part hereof, the “Land”), which Land comprises all of Lot No. 110 in the Cranberry Business Park (as more particularly described at Exhibit “A-2” attached hereto and made a part hereof, the “Park”); said leased premises, known as Suite # 400 within the Building and depicted at Exhibit “A-3” attached hereto and made a part hereof, being hereinafter designated as the “Premises”. Notwithstanding the foregoing, in the event the rentable area of the Premises shall be increased or decreased upon mutual agreement of the parties or as otherwise expressly set forth in this Lease, or in the event that the rentable area of the Building (as estimated in the Basic Lease Provisions) shall be increased or decreased upon actual construction and measurement thereof by Landlord and Tenant, Landlord and Tenant shall execute a certificate as to the number of rentable square feet therein. Such revised measurement shall be based upon an opinion of a registered architect and made in accordance with applicable BOMA standards, ANSI/BOMA Z65.1-1996 and the rentable area of the Premises and Building described herein, and the calculation of Rent and Tenant’s Proportionate Share (as hereinafter defined) shall be adjusted accordingly, as of the date of the increase or decrease. There shall be no common area factor added to the Premises. In no event shall Landlord have the right to relocate the Premises, in whole or in part, during the Term.
ARTICLE 2
TERM; EXTENSION OPTIONS
Section 2.01 Initial Term. The initial term of this Lease (the “Initial Term”) shall commence on the Commencement Date (as hereinafter defined at Section 3.01), and continue until the last day of the eighty fourth (84th) full calendar month following the Commencement Date, or on such earlier date upon which said term may expire or be canceled pursuant to any of the provisions, terms or covenants of this Lease or pursuant to applicable law.
Section 2.02 Extension Options. So long as Tenant is not then in default beyond any applicable notice and cure periods pursuant to the terms and conditions of this Lease, Tenant shall have two successive options (each an “Extension Option”) to extend the Term of this Lease for two (2) five (5) year periods (each an “Extension Term”), commencing when the Initial Term of this Lease expires, upon the terms and conditions set forth in this Section 2.02. As used in this Lease, the word “Term” shall mean the Initial Term and, to the extent applicable, each Extension Term. Tenant shall give to Landlord, on a date which is prior to the date that the applicable Extension Term would commence (if exercised) by at least three hundred sixty (360) days, a written notice of the exercise of the option to extend the Lease for said Extension Term, time being of the essence. Such notice shall be given in accordance with the requirements of Section 16.01 hereof. If notification of the exercise of an option is not so given, all options granted to Tenant pursuant to this Section 2.02 shall automatically expire. All of the terms and conditions of the Lease, except where specifically modified by Section 4.02 below, shall apply to each Extension Term.

ARTICLE 3
CONSTRUCTION, OCCUPANCY AND SURRENDER OF PREMISES
Section 3.01 Commencement Date; Landlord’s Work
     (a) The “Commencement Date” of this Lease shall be established as of the date Landlord has Substantially Completed Landlord’s Work in accordance with (and as such capitalized terms are defined by) the Work Letter attached hereto as Exhibit “B” and made a part hereof (the “Work Letter”). Landlord shall provide Tenant with an improvement allowance in the total amount equal to $35.00 per rentable square foot of the Premises to be applied toward the cost of Landlord’s Work, all in accordance with the terms and conditions set forth in the Work Letter.
     (b) Landlord shall utilize best efforts to Substantially Complete Landlord’s Work and tender possession of the Premises to Tenant on or before April 1, 2011 (the “Target Delivery Date”) provided, however, that the Target Delivery Date shall be postponed by one (1) day for each day that the Final Plans (as defined in the Work Letter) are, as a result of Tenant Delay (as defined in the Work Letter), delayed beyond such deadlines as are set forth in the Work Letter. Notwithstanding the foregoing, in the event Landlord is unable to Substantially Complete Landlord’s Work as a result of a Tenant Delay, then Tenant’s obligation to pay Rent shall commence on the date that Substantial Completion of Landlord’s Work would have occurred but for the Tenant Delay.
     (c) In the event that Landlord fails to Substantially Complete Landlord’s Work and to tender possession of the Premises to Tenant on or before the date that is thirty (30) days following the Target Delivery Date, and such failure is not attributable to Tenant Delay or to any Force Majeure Event (as hereinafter defined), Tenant shall accrue one day of free Rent for each day that such Substantial Completion and tender has not occurred; which abatement of Rent shall be in lieu of all other damages and claims of Tenant related to such failure.
     (d) Tenant or its agents shall from time to time upon reasonable advance notice given to Landlord, have reasonable access to the Premises during the performance of Landlord’s Work, with such access provided through Landlord, for purposes of observing the progress of Landlord’s Work. Once the Commencement Date has occurred, the parties hereto agree to enter into a commencement agreement (the “Commencement Agreement”), substantially in form attached hereto as Exhibit “C” and made a part hereof, confirming the Commencement Date and expiration date of the Initial Term; provided, however, that the failure of the parties to do so shall not affect the determination of such dates, nor Tenant’s obligations hereunder.
Section 3.02 Tenant’s Occupancy.
Notwithstanding the foregoing, Landlord hereby grants to Tenant, its agents and contractors, the right to enter the Premises on or about March 1, 2011 for purposes of allowing Tenant to install its furniture, fixtures, dispensing equipment and telecommunications systems; provided, however, that said date shall be postponed by one (1) day for each day that the Final Plans (as defined in the Work Letter) are delayed beyond such deadlines as are set forth in the Work Letter. Access during such period shall be coordinated through Landlord’s general contractor and Tenant agrees to reasonably cooperate with Landlord’s Contractor so as not to unreasonably impede Landlord’s Work. Any occupancy of the Premises by Tenant prior to the Commencement Date, whether pursuant to this Section 3.02 or otherwise, shall be subject to the terms and conditions of this Lease except that no Base Rent shall be payable by Tenant during such early occupancy period.
Section 3.03 Condition of Premises.
Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations or warranties, of any kind or nature, made by or on behalf of Landlord with respect to the condition of the Premises or with respect to the suitability thereof for the conduct of Tenant’s business, and, except as otherwise set forth herein, Tenant accepts the Premises on an “AS-IS,” “WHERE-IS” basis. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or any other kind arising out of the Lease and that all express or implied warranties in connection therewith are expressly disclaimed. Subject to the completion of Landlord’s Work, the possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in satisfactory condition, order and repair. Landlord shall not be obligated to make any repairs, replacements or improvements of any kind or nature to the Leased Premises, except as otherwise expressly provided herein.
Section 3.04 Surrender of the Premises.
Subject to Section 8.05 hereof, upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately surrender to Landlord the Premises in broom-clean condition, ordinary wear and tear and casualty accepted, together with all keys or key cards or codes to the Premises and the Building.
Section 3.05 Holding Over.
In the event Tenant or any party claiming under Tenant retains possession of the Premises after the expiration or earlier termination of this Lease, then at Landlord’s option elected in writing by Landlord at any time, Tenant shall be deemed to be a month-to-month tenant thereof, and in the absence of such written election by Landlord, Tenant shall be a tenant thereof at the sufferance of Landlord. During any such tenancy, Tenant shall be bound by all the terms and conditions of this Lease, and shall pay to Landlord, in addition to all other Rent, a Base Rent per square foot of rentable area of the Leased Premises not so surrendered in the amount of 150% the Base Rent per square foot of rentable area that shall have been in effect for the month of the Lease Term immediately prior to the time required for such surrender, the parties agreeing that such sum shall be deemed a reasonable sum for such tenancy. Nothing herein shall limit the right of Landlord to damages for periods after the expiration of any tenancy created by this Lease; provided, however, in no event shall Tenant be liable for any indirect, special, consequential, exemplary, punitive or any indirect damages. The Rent during such hold-over period shall be payable to Landlord on demand. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease Term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease Term.
Section 3.06 Waiver.
TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 PA. C.S.A. §250.501, APPROVED APRIL 6, 1951, ENTITLED “LANDLORD AND TENANT ACT OF 1951”, AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE OR AT THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED. TENANT COVENANTS AND AGREES TO VACATE, REMOVE FROM AND DELIVER UP AND SURRENDER THE POSSESSION OF THE PREMISES TO LANDLORD UPON THE EXPIRATION OF THE TERM OR UPON THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED, WITHOUT SUCH NOTICE, IN THE CONDITION AS REQUIRED BY THIS LEASE.
ARTICLE 4
RENT
Section 4.01 Base Rent During Initial Term.
Tenant shall pay annual fixed minimum rent (“Base Rent”) in the amount per square foot shown in the Basic Lease Provisions, as such square footage shall be established pursuant to Section 1.01 of this Lease; provided however that, in the event that the Commencement Date occurs on a date other than the first day of any calendar month, Tenant shall pay to Landlord, as of the Commencement Date, the prorated amount of Base Rent applicable to such fractional calendar month. Tenant promises to pay to Landlord in advance, without demand, deduction or set-off (except as otherwise expressly set forth herein), equal monthly installments of Base Rent on or before the first day of each calendar month in which Base Rent is due. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance with the terms of this Lease.
Section 4.02 Base Rent During Extension Terms
     (a) The Base Rent payable during each respective Extension Term shall be calculated as of the commencement of each such Extension Term, and shall be in an amount equal to the greater of: (i) the Market Rate on the date the then-current Extension Term commences; or (ii) the amount of Base Rent payable by Tenant during the final year of the immediately-preceding Initial Term or Extension Term, as the case may be. Notwithstanding the foregoing and the provisions of Section 2.02, no later than the date which is four hundred fifty (450) days prior to the expiration of the Initial Term or the initial Extension Term (as the case may be), , Landlord shall deliver to Tenant Landlord’s estimate of the Base Rent payable during the applicable Extension Term and the parties shall thereafter negotiate in good faith such Base Rent payable during the applicable Extension Term. In the event that the parties fail to agree on the amount of such Base Rent, in writing on or prior to the date on which Tenant is required to exercise the applicable Extension Option in accordance with Section 2.02 above, then such Extension Option(s) shall be null, void and of no further force or effect.
     (b) The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar building would accept at arm’s length for similar Class A space in the greater northern Pittsburgh Class A office/flex market for similar space. The Market Rate shall be the Market Rate in effect as of the beginning of the applicable Extension Term, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Market Rate as of the beginning of the Extension Term.
Section 4.03 Real Estate Tax and Operating Expense Pass Through.
     (a) Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (as hereinafter defined) of (i) Real Estate Taxes and (ii) Operating Expenses for any calendar year (or portion thereof) during the Term of this Lease or any renewal or extension hereof (the “Tax and Operating Expense Payment”). The Tax and Operating Expense Payment shall be made as provided in this Section 4.03. Landlord shall maintain books and records of Real Estate Taxes and Operating Expenses in accordance with generally accepted accounting principles, consistently applied, and sound management practices. As of the date hereof, Real Estate Taxes are estimated to be $1.29 per square foot of the Premises and Operating Expenses are estimated to be $2.30 per square foot of the Premises.
     (b) Tenant agrees to pay monthly, as Additional Rent, one-twelfth (1/12) of Tenant’s Tax and Operating Expense Payment for the then current calendar year. No later than thirty (30) days prior to the commencement of each calendar year, Landlord will give Tenant written notice of such reasonable, estimated amounts to be applicable in the next succeeding calendar year, and Tenant shall pay such amounts monthly to Landlord in the same manner and at the same time as Rent under Section 4.01. Within one hundred twenty (120) days following the end of each calendar year, Landlord will submit to Tenant a statement showing in reasonable detail the actual Real Estate Taxes and Operating Expenses for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant’s actual Tax and Operating Expense Payment for such calendar year (each a “Tax and Operating Expense Statement”). However, the failure or delay by Landlord to provide Tenant with a Tax and Operating Expense Statement shall not constitute a waiver by Landlord of Tenant’s obligation to pay its Tax and Operating Expense Payment or of Landlord’s rights to send such a statement or a waiver of its right to reconcile Tenant’s Tax and Operating Expense Payment, unless (i) such failure or delay continues for more than thirty (30) days after Tenant’s written notice to Landlord requesting such Tax and Operating Expense Statement. Within thirty (30) days after receipt of a Tax and Operating Expense Statement, Tenant shall pay Landlord any additional amounts owed to Landlord as shown on the Tax and Operating Expense Statement. Any monies owed Tenant by Landlord shall be applied by Landlord against the next accruing monthly installment(s) of Rent due from Tenant under this Article 4, provided, however, that if such overpayments cannot be fully recovered over the next two (2) monthly installments, Landlord shall refund such overpayment to Tenant or, at Tenant’s option, apply such overpayment as a credit against the next monthly installments of Rent payable hereunder. Tenant or its representative shall have the right, upon not less than ten (10) business days prior notice rendered after delivery of a Tax and Operating Expense Statement, to review, at Tenant’s sole cost (unless Tenant’s examination reveals an error of five percent (5%) or more, in which case such review shall be at Landlord’s cost and expense), Landlord’s books and records with respect to the Tax and Operating Expenses Statement during normal business hours, at the location of Landlord’s books and records, but no more than twice annually with respect to any given calendar year. Unless Tenant shall take written exception to any item contained in the Tax and Operating Expense Statement within one hundred twenty (120) days after delivery thereof, the Tax and Operating Expense Statement shall be deemed final and accepted by Tenant. If Tenant gives Landlord notice of its intention to audit the Tax and Operating Expense Statement, it must commence such audit within thirty (30) days after such notice is delivered to Landlord, and the audit must be completed within ninety (90) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Tax and Operating Expense Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Any payments due under this Section 4.03 shall be prorated for any partial calendar year occurring during the Term of this Lease. Tenant’s obligation to pay any amounts due under this Section 4.03, and Landlord’s obligation to refund any overpayments made by Tenant under this Section 4.03 for the final year of the Term of this Lease, shall survive the expiration or earlier termination of this Lease.
     (c) “Tenant’s Proportionate Share” shall mean the ratio of Tenant’s rentable area (24,402 rsf) to the total amount of rentable area available in the Building, whether occupied or not; except that, when referring to expenses relative to the Park or the Land, “Proportionate Share” shall mean a ratio not larger than the ratio of Tenant’s useable area to the total amount of rentable area available in the Park or the Land, whichever is applicable.
     (d) “Real Estate Taxes” shall mean all real estate taxes and assessments and special assessments imposed upon the Building and/or the Land, as the case may be, by any governmental bodies or authorities. If at any time during the Term of this Lease the methods of taxation prevailing as of the date hereof shall be altered so that in lieu of, or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof there shall be levied, assessed and imposed (i) a tax, assessment, levy, imposition or charge received therefrom or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Premises and imposed upon Landlord, or (iii) a license fee measured by the rent payable by Tenant to Landlord (iv) any other such additional such taxes, assessments, levies, impositions or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Estate Taxes” for the purpose hereof. Penalties, interest, late fees and taxes in excess of the discount amount of taxes are specifically excluded from the definition of “Real Estate Taxes” herein.

     (e) “Operating Expenses” shall mean, except as otherwise specifically excluded or otherwise paid directly by Tenant pursuant hereto, all costs and expenses paid or incurred by or on behalf of Landlord in connection with its ownership, servicing, repair, maintenance and operation of the Land and Building, and in those instances where all buildings are benefited, the Park, plus those additional costs which Landlord reasonably determines it would have so incurred during such year had the Building been 95% occupied, excluding real estate taxes, interest or amortization payments on any mortgage, legal expenses in enforcing the terms of any lease other than this Lease, expenses for repair or other work occasioned by fire or other casualty, expenses incurred in the leasing or procuring of new tenants, including lease commissions, advertising expenses and expenses for renting space for new tenant(s); but including, without limitation, all insurance maintained on or in connection with the Land, Building, and Park and all of the agents and employees described in this subsection which, in Landlord’s reasonable judgment, shall be necessary or appropriate or which the holder of any mortgage affecting the Building, Land or Park might require to be carried under the terms of such mortgage, all labor costs, reasonable market-rate management fees, service contracts and supplies used in connection with the cleaning (excluding janitorial services to the Premises, which shall be contracted for and paid directly by Tenant), management, repair, operating, labor and maintenance of the Land and Building, all decorating, repairs and replacements required to be performed by Landlord pursuant to this Lease (except to the extent the same are required as a result of the gross negligence or willful misconduct of Landlord, its agents, employees, contractors and independent contractors) (including, without limitation, pursuant to Section 8.02 hereof), all tools, materials, supplies, equipment and common area maintenance, repairs, charges for the Building (including leasable portions as well as non-leasable portions) for electricity, gas (or other fuel), water (including, without limitation, sewer rentals and any taxes on such utilities), and other utilities, (specifically excluding utilities to the Premises which shall be separately metered by Landlord and shall be contracted for and directly paid by Tenant or other tenants), striping, sealing and repair of parking areas, driveways and sidewalks on the Land, maintenance and replacement of all landscaping on the Land and common area plants and foliage and replacement of all broken plate glass in the Building (to the extent not covered by insurance), license, permit and inspection fees, auditor’s fees for public accounting for the Building and the preparation of Tax and Operating Expense Statements and supporting information, and reasonable legal fees of outside or special counsel retained by Landlord in connection with proceedings for the reduction of real estate taxes, labor relations or other matters to the extent that the same shall be of general benefit to all tenants in the Building or Park.
In connection with the computation of such labor charges and management fees to be included in Operating Expenses, such charges shall include, without limitation, salary, benefits, and other charges that may be payable by Landlord for the Building employees, other employees of Landlord’s agents, and agents of Landlord performing services rendered in connection with the management, operation, repair and maintenance of the Land, Building and Park and such other expenses as Landlord may deem reasonably necessary and proper in connection with the operation and maintenance of an office building and the parking and other common areas. If such personnel, equipment or supplies are also involved or utilized in connection with another building or project, such expenses shall be included in operating expenses only to the extent, as reasonably determined by Landlord, that such personnel, equipment and supplies are involved or utilized in connection with the cleaning, management, operation, repair and maintenance of the Land, Building and Park. The cost of any capital improvements that actually reduce operating expenses (for the affected category of expense) or which may be required by governmental authority under any governmental law or regulation that was not applicable to the Building as of the date this Lease is executed, shall be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purpose of constructing such capital improvements, shall be included in operating expenses. The term “common area(s)” as used in the Lease shall mean all areas and improvements located on the Land and Park as provided from time to time by Landlord for the general use, in common, of all tenants of the

Building, their officers, agents, employees and customers, including, but not limited to, parking areas, exits, entrances, and roadways.
Section 4.04 Definition and Payment of Additional Rent.
In addition to all Base Rent due hereunder, Tenant shall to pay to Landlord (or to such third parties as are otherwise set forth in this Lease) all sums of money, charges or other amounts, of every nature and type whatsoever, required to be paid pursuant to this Lease (which sums shall collectively be deemed “Additional Rent”), including without limitation all Operating Expenses and Real Estate Taxes to be paid or reimbursed pursuant to Section 4.03 hereof. Non-payment of undisputed amounts of Additional Rent when due (taking into account any applicable notice and cure periods) shall, at Landlord’s option, constitute a default under this Lease to the same extent as a non-payment of Base Rent, and shall entitle the Landlord to the same remedies as non-payment of any installment of Base Rent. If Landlord receives from Tenant any payment less than the sum of the Base Rent and undisputed amounts of Additional Rent then due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Base Rent, any undisputed amounts of Additional Rent or to any combination thereof then due and payable hereunder. Base Rent and Additional Rent shall hereinafter sometimes be collectively designated as “Rent”. Except with regard to the payment of Additional Rent pursuant to Section 4.03 hereof (all of which Additional Rent shall be payable commencing as of the Commencement Date), Tenant’s obligation to pay all Additional Rent shall commence as of the Effective Date of this Lease.
Section 4.05 Payment of Rent; Late Payment Fee.
Commencing on the Commencement Date, but subject to the first sentence of Section 4.01, Tenant agrees to pay Rent in advance, when due, without prior demand therefore and without deduction or setoff (except as otherwise set forth herein), to CBP 120, LP, 210 West Kensinger Drive, Suite, 400, Cranberry Township, Pennsylvania 16066, or at such other place as Landlord may designate in writing to Tenant from time to time. In the event that any payment required by Tenant under the provisions hereof shall not be paid within five (5) days of receipt of written notice from Landlord, Landlord may immediately recover from Tenant, as Additional Rent, any reasonable expenditures made in connection therewith, plus that per annum rate of interest which shall be two (2%) percent greater than the prime rate of PNC Bank or any successor rate thereto (“Default Rate”) (which shall be the interest rate announced by PNC from time to time as its “Prime Rate”) from the date of any such expenditure.
ARTICLE 5
SECURITY DEPOSIT
Section 5.01 Security Deposit.
As security for the full and prompt performance by Tenant of all of its obligations hereunder, Tenant shall, as of the Effective Date, deliver to Landlord the sum of Two Hundred Eighty Thousand Dollars ($280,000.00) (the “Security Deposit”). In the event of any default by Tenant hereunder (beyond any applicable notice and cure periods), Landlord may draw upon the Security Deposit, in whole or in part (including the interest earned thereon, if any), to cure any such default. The application of any such funds by Landlord shall not prejudice any other remedy or remedies which Landlord may have under this Lease, at law or in equity. Upon demand, Tenant shall make a payment to Landlord equal to any such amount applied by Landlord so as to restore the Security Deposit to the full amount required to be held by Landlord pursuant to this Article 5. If Tenant has not defaulted hereunder (beyond any applicable notice and cure periods) or if Landlord has not applied said sum to said default, then the Security Deposit or any portion thereof not so released to Landlord shall be paid to Tenant within ten (10) Business Days after the expiration of the sixtieth (60th) full calendar Month of the Initial Term. The Security Deposit shall not be deemed an advance payment of Base Rent or measure of damages for any default by Tenant under this

Lease, nor shall it be a bar or defense to any action which Landlord may at any time institute against Tenant.
Section 5.02 Reductions in Security Deposit.
Notwithstanding the foregoing, and except to the extent necessary to cure a then-existing event of default by Tenant pursuant to Section 5.01 above, the Security Deposit shall be reduced to the amounts set forth below based upon the following schedule; and within ten (10) Business Days of the date upon which any such reduction shall occur, Landlord shall release to Tenant the amount required so that Landlord retains only such amount as is required to be held by Landlord pursuant to this Article 5:

Yearly Anniversary of
Commencement Date	Amount of Security Deposit
Commencement Date through 3rd Anniversary thereof	$280,000;
As of 3rd Anniversary	$200,000;
As of 4th Anniversary	$150,000;	and
As of 5th Anniversary	$0.
ARTICLE 6
OCCUPANCY AND USE; SIGNAGE AND PARKING
Section 6.01 Use of Premises.
The Premises shall be used solely for office and business use, research and development, storage of goods and supplies, loading and unloading, and warehousing purposes, and uses reasonably ancillary thereto, and for no other purpose whatsoever without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant will not use, occupy or permit the use or occupancy of the Premises by any person claiming by or through Tenant for any purpose which is, directly or indirectly, forbidden by law, ordinance or governmental or municipal regulation or order, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment or damage the Premises of any other tenant of the Building; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions into other portions of the Building; or use any apparatus which might make undue noise or cause vibrations in the Building; or permit anything to be done which would increase the fire and extended coverage insurance rate on the Building or contents, and if there is any increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase promptly upon demand therefor by Landlord. Payment by Tenant of any such rate increase shall not constitute a waiver of Tenant’s duty to comply with the provisions hereof.
Section 6.02 Rules and Regulations.
Such reasonable rules and regulations applying to all tenants in the Building, as may be adopted by Landlord for the safety, care and cleanliness of, and preservation of good order in, the Premises and the Building, are hereby made a part hereof, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable manner; provided, however, that Landlord covenants and agrees to give Tenant reasonable advance written notice of any such changes, amendments or modifications to the rules and regulations affecting the Building and further covenants and agrees that all rules and regulations will apply to all tenants in the Building, and will not materially impair Tenant’s access to or use of the Premises. All such changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord’s current rules and regulations are attached hereto as Exhibit “E”.
Section 6.03 Compliance With Laws.
Landlord and Tenant, at each party’s own cost and expense, shall comply in all material respects with all laws, ordinances, orders, rules, regulations and requirements applicable to such party of all federal, state and municipal governments and appropriate departments, commissions and boards thereof. Each party hereto shall, at its expense, have the right to contest the validity of the same by appropriate legal proceedings. If the terms of such law, ordinance, rule, regulation or requirement permit compliance to be legally held in abeyance without incurrence of any lien, charge or liability of any kind against the Premises and improvements or the interest of the Landlord therein and without subjecting Landlord or Tenant to liability for failure to comply therewith during such period of abeyance, Tenant may postpone compliance therewith until the final determination of any such proceeding, provided that all such proceedings shall be prosecuted with diligence. Notwithstanding anything herein contained to the contrary, Tenant shall not be required or obligated to make improvements to the Premises to comply with applicable laws and regulations unless same are required solely as a result of Tenant’s use of the Premises.
Section 6.04 Signs.
Tenant shall have the right, without the necessity of obtaining Landlord’s consent, to utilize its standard graphics and logo, on each Premises entry door. Except as otherwise expressly permitted herein, Tenant is specifically prohibited from placing signage on the exterior of the Building; provided, however, that Tenant shall, at Tenant’s sole cost and expense, be permitted to place Tenant’s standard graphics and logo on the existing exterior, monument located on the Premises, in such manner and location as shall be approved by Landlord in its sole discretion.
Section 6.05 Parking.
During the Term hereof, Tenant shall be entitled to non-exclusive parking in the parking lot adjacent to the Building at the ratio of four (4) parking spaces per one thousand (1,000) square feet of leased area of the Premises.
Section 6.06 Access.
Tenant shall have access to the Building and the Premises, together with all HVAC, mechanical and plumbing systems servicing the Premises, twenty-four (24) hours per day, seven (7) days per week, fifty-two weeks per year. Landlord or its authorized agents shall, at any and all reasonable times upon reasonable prior notice to Tenant and without unreasonable interference with Tenant’s use or occupancy of the Premises, have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to repair the Premises or any other portion of the Building, and to show the premises to prospective purchasers or, within the last twelve (12) months of the Term, to show the Premises to prospective tenants, all without being deemed guilty of an eviction of Tenant and without abatement of Rent. Except for claims arising as a result of Landlord’s gross negligence or willful misconduct, Tenant hereby waives any claim for damages against Landlord for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times retain a key and a security access card with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door(s) in an emergency without liability therefor.

Section 6.07 Quiet Enjoyment.
Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have the quiet enjoyment of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.
ARTICLE 7
UTILITIES AND SERVICES
Section 7.01 Landlord’s Obligations.
Landlord represents and warrants to and covenants with Tenant that as of the Commencement Date, separately-metered connections will have been made to cause the Premises to be served by natural gas and electric utilities, all in accordance with the requirements of Landlord’s Work. For the avoidance of doubt, Landlord’s Work shall result in the installation of electrical service that will provide at least six (6) watts per usable square foot of the Premises for lighting and plugs. In addition, Landlord shall make such connections as shall cause the Premises to be served by water and sewerage utilities as of the Commencement Date, and shall, subject to Tenant’s reimbursement in accordance with Section 4.03 hereof, pay for the supply of all such water and sewer utility service to the Premises.
Section 7.02 Tenant’s Obligations.
Tenant shall be solely responsible for, and shall promptly pay, the cost of all electricity and gas services used or consumed in connection with the Premises and used solely and exclusively by Tenant, and Tenant shall apply and arrange for service directly with such utility companies. In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Premises would result in an overload of the electrical circuits servicing the Premises, and Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Building, or the wiring installation therein. In addition, and except as otherwise expressly set forth in this Lease, Tenant shall pay for all telephone, security system, telecommunications and other utilities and services of every type used at the Premises (collectively, the “Services”), together with any taxes, penalties, surcharges or the like pertaining thereto. Tenant shall contract directly with all providers of Services. Subject to the terms and conditions set forth at Section 8.05 hereof, Tenant shall have the right to install, at its sole cost and expense, a permanent generator to supply electricity to the Premises, such generator to be situated at a location immediately outside of the Building.
Section 7.03 Interruptions.
Landlord shall have no liability to Tenant if Tenant is unable to obtain utility services of any kind, for any reason, including, but not limited to, repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Premises, by any accident, casualty or event arising from any cause whatsoever, excluding the gross negligence or willful misconduct of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause, and, except as otherwise set forth herein, such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to Tenant’s inability to obtain utility services. Notwithstanding anything herein to the contrary, should Tenant be unable to occupy the Premises, or a portion thereof, in excess of three (3) consecutive days, and such is due to the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or independent contractors, then Tenant’s obligation to pay Rent, or a proportionate amount based on the amount of space not able to be occupied, shall abate until such time the space can be occupied by Tenant. In the event that

Tenant requires the use of an emergency generator in the event of an interruption of power to the Premises, Landlord shall provide Tenant with temporary space on the exterior of the Building for such use; in such location and for such time (which shall not be less than the period of the loss of electrical service) as Landlord shall reasonably determine.
ARTICLE 8
REPAIRS, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS
Section 8.01 Tenant’s Obligations.
Except as otherwise expressly and specifically provided at Section 8.02 hereof, Tenant shall make, at its sole cost and expense, all repairs, replacements and maintenance to the interior of the Premises, including without limitation all ceilings, non-structural walls, wall coverings, floor coverings, doors, door glass and plate glass, security and telecommunications systems and equipment, and individual task lighting facilities and bulbs, together with all other equipment, fixtures, appliances and all other tenant improvements of every kind (including, without limitation, all HVAC, mechanical, plumbing and electrical systems located within or otherwise exclusively servicing the Premises which were not constructed and/or installed as part of Landlord’s Work, or which were constructed and/or installed by Landlord as part of Landlord’s Work but designated on the Final Plans as “supplemental” or “by Tenant”), as may be necessary to keep the Premises in a good, operating and tenantable condition. Tenant shall be responsible, at its sole cost and expense, for any and all janitorial services to be performed in the Premises, whether such services are necessary to comply with this Section 8.01 or otherwise.
Section 8.02 Landlord’s Obligations.
Except to the extent that such repairs, maintenance and/or replacements are caused by the negligence or willful misconduct of Tenant and/or Tenant’s agents, representatives, employees, invitees, subtenants or contractors, and except as otherwise expressly set forth in this Lease, including pursuant to Section 8.01 above, Landlord shall maintain, repair and replace, all in a manner consistent with similarly situated Class A flex space in the Pittsburgh North suburbs:
     (a) all parts of the Land and the Park, including without limitation all parking lots and sidewalks (including ice and snow removal), fencing, landscaped areas, irrigation systems, lighting standards, gates, and common areas; all HVAC, mechanical and plumbing systems and fixtures installed in the Premises as part of Landlord’s Work and located within or otherwise servicing the Premises; all electrical systems, lighting facilities and bulbs installed in the Premises as part of Landlord’s Work and located within or otherwise servicing the Premises; all sprinkler, fire detection and life safety systems servicing the Building or the Premises; and all other items designated at Section 4.03(e) hereof; the maintenance, repair and/or replacement of all items designated in this Section 8.02(a) to be included in the calculation of Operating Expenses. Notwithstanding anything to the contrary set forth in this Section 8.02(a), however, Landlord shall not be responsible for the maintenance, repair or replacement of any HVAC, mechanical, plumbing and electrical systems located within or otherwise exclusively servicing the Premises which were constructed and/or installed as part of Landlord’s Work but designated on the Final Plans as “supplemental” or “by Tenant”, all of which items shall be maintained by Tenant in accordance with Section 8.01 above; and
     (b) the following elements of the Building: all structural elements; roofs; foundations; exterior and bearing walls; Building-standard HVAC, mechanical and plumbing systems and fixtures (except to the extent that such systems and fixtures are located within, or otherwise exclusively service, the Premises in accordance with Section 8.02(a) above); downspouts and gutters; and all other exterior components; the maintenance, repair and/or replacement of all items designated in this Section 8.02(b) to be at the sole cost and expense of Landlord.

Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 8.02, after which Landlord shall promptly commence and diligently pursue and complete the repair. Tenant shall have the right to participate in the coordination and scheduling of any such repairs and, upon written request, to require Landlord to expedite such repairs by scheduling the supply of labor and/or materials on an accelerated or “premium” basis; provided, however, that any and all additional, incremental costs and expenses incurred by Landlord in connection with such accelerated or “premium” delivery shall be paid by Tenant, as Additional Rent, within thirty (30) days following receipt of Landlord’s invoice for same. Notwithstanding anything to the contrary herein contained, Tenant shall reimburse Landlord, on demand as Additional Rent, for the cost of all such maintenance, repairs and replacements to the extent necessitated by Tenant’s (or Tenant’s agents’, representatives’, employees’, invitees’, subtenants’ or contractors’) misuse, negligence, alterations to the Premises, or by any breach of Tenant’s obligations under this Lease.
Section 8.03 Additional Rights of Landlord.
If Tenant refuses or neglects to maintain or make such repairs as required pursuant to Section 8.01 above, or fails to diligently prosecute the same to completion, Landlord may maintain or make such repairs at the expense of Tenant, and such expense shall be collectible upon demand as Additional Rent.
Section 8.04 Landlord’s Disclaimer.
Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or to the Building or to any appurtenances or equipment therein unless the need for such repair, alteration, addition or improvement was the result of the gross negligence or intentional acts of Landlord or its agents or employees. Except as otherwise set forth herein, there shall be no abatement of Rent because of such repairs, alterations, additions or improvements unless the need for such repair, alteration, addition or improvement was the result of the gross negligence or intentional acts of Landlord or its agents or employees. Interruption or curtailment of any service maintained in the Building if caused by strikes, or any other third-party causes beyond Landlord’s reasonable control, whether similar or dissimilar to those enumerated, shall not entitle Tenant to any claim against Landlord or to any abatement in Rent, nor shall the same constitute constructive or partial eviction.
Section 8.05 Improvements and Alterations
     (a) Except as otherwise expressly set forth in this Lease, Landlord shall have no obligation, of any kind or nature, with regard to the construction, improvement or alteration of the Premises.
     (b) Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, make or allow any alterations, additions, or improvements in, on or about the Premises; provided, however, that Landlord’s consent shall not be so required so long as: (a) the cost of the entire alteration (including, without limitation, design, labor and materials) is less than $50,000; (b) Tenant provides Landlord with at least ten (10) days’ prior written notice thereof; (c) all work required in connection therewith is completed in accordance with all applicable laws and with as little disruption to other Tenants within the Building as is commercially reasonable; and (d) such alterations, additions or improvements do not affect the Building systems, the structural portions of the Building or the exterior appearance of the Building or any portion thereof. All alterations permitted to be made hereunder by Tenant shall be performed in a good and workmanlike, lien free manner and in accordance with applicable legal and insurance requirements and the terms and provisions of this Lease. Prior to the commencement of any such alterations, Tenant shall obtain, or cause to be obtained, builder’s risk insurance and shall obtain public liability and worker’s compensation insurance to cover Tenant and every contractor to be employed by Tenant, and shall deliver copies of all such policies or certificates of such insurance to Landlord for written approval, which shall not be unreasonably withheld, conditioned or delayed. In the event that any mechanic’s lien is filed against the Premises or Building as a result of any such alterations or any other work or act of Tenant or its agents, Tenant, at its expense, shall discharge or bond off the same within thirty (30) days from the filing thereof. If Tenant fails to discharge or bond off said mechanic’s lien within the time provided, Landlord may, upon written notice to Tenant, bond or pay without inquiring into the validity of the merits of said lien and all sums so advanced shall be paid by Tenant on demand as Additional Rent in accordance with Article 9 below. Any contractor or person making any alterations on behalf of Tenant must first be approved in writing by Landlord, which shall not be unreasonably withheld, conditioned or delayed.
     (c) Subject to Landlord’s right to require removal or to elect ownership as herein provided, all alterations made by Tenant to the Premises shall be the property of Tenant, but shall be considered to be a part of the Premises. Alterations shall not include Tenant’s personal property and trade fixtures, and Tenant shall have the right to remove its personal property and trade fixtures provided that Tenant repairs all damage caused by their removal. Unless Landlord gives Tenant written notice of its election to require Tenant to remove such alterations at the time consent therefor is given by Landlord, or otherwise within ten (10) days following the date on which notice thereof is given to Landlord, all alterations shall become the property of Landlord at the end of the Term. For the avoidance of doubt, in no event shall Tenant be required to remove all or any portion of Landlord’s Work at the expiration or earlier termination of the Term. On the last day of the Term hereof, or on any sooner termination as set forth in this Lease, Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, heating and air conditioning systems, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems and nonstructural elements of the exterior walls, foundation and roof (collectively the “Elements of the Premises”) to Landlord in the same condition as received, ordinary wear and tear and casualty damage excepted, clean and free of debris and Tenant’s personal property, trade fixtures and equipment; provided, however, if Landlord has not elected (as set forth above) to have Tenant remove any or all of the alterations, Tenant shall leave such alterations at the Premises in good condition and repair, ordinary wear and tear and casualty damage excepted. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain at the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices.
     (d) If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove any alterations, trade fixtures, equipment or other property required to be removed by the terms of this Lease, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any such property from the Premises and store the same elsewhere at the sole expense and risk of Tenant.
Section 8.06 Condition. Landlord guarantees Landlord’s Work against defective workmanship and/or materials, and against noncompliance with the Final Plans and all governmental requirements in existence as of the date of Substantial Completion of Landlord’s Work, for a period of one (1) year from the date of Substantial Completion, and Landlord agrees, at its sole cost and expense, to promptly (and in any event within thirty (30) days) repair or replace or to cause the Landlord’s contractor to repair or replace any defective item occasioned by poor workmanship and/or materials or any such non-compliance during said one (1) year period. From and after the expiration of such one (1) year guaranty of workmanship and materials, Landlord agrees to cooperate with Tenant in the enforcement by Tenant at Tenant’s cost and expense, of any express warranties or guaranties of workmanship or materials given by contractors, subcontractors or materialmen that guarantee or warrant against defective workmanship or materials for a period of time in excess of one (1) year period described above and to cooperate with Tenant in the enforcement by Tenant of any service contracts that provide service, repair or maintenance to any item incorporated in the Premises for a period of time in excess of such one (1) year period. Landlord’s warranty does not cover ordinary wear and tear, abuse, neglect or general maintenance connected with the Premises. Notwithstanding anything to the contrary set forth herein, Landlord’s warranty, as set forth herein, shall be expressly limited in the following respects: (i) all materials shall be in accordance with the requirements set forth at Exhibit “B” and, unless otherwise specified, shall be as good quality as the market affords in the respective grade specified; and (ii) all materials and mechanical equipment are furnished under manufacturer’s guarantees and liabilities only. In the event of a defect actionable pursuant to this Section 8.06, Tenant’s sole and exclusive remedy against Landlord shall be for the repair and replacement of defects of material and workmanship as provided herein, and Landlord shall not be responsible for any defects of any nature in the Premises Improvement Work about which Landlord is not so notified within said one (1) year period. There are no other express, implied, written or oral warranties, of any kind or nature, made by Landlord pursuant to the Work Letter Agreement, or in connection with Landlord’s Work, other than those expressly set forth in this Section 8.06.
ARTICLE 9
INSURANCE, FIRE AND CASUALTY; INDEMNITY AND WAIVER
Section 9.01 Damage or Destruction.
In the event of a fire or other casualty in the Premises, Tenant shall promptly give Landlord notice thereof. Except as provided to the contrary in Section 9.02 below, Landlord and Tenant agree that if the Premises or the Building are partially or totally destroyed by fire or other casualty covered by the fire and extended coverage insurance to be carried by Landlord under the terms of this Lease, then the Landlord may, at its sole option and discretion, repair and restore the Premises, or Landlord may terminate this Lease without liability to Tenant. In the event that Landlord does not elect to terminate this Lease as a result of such damage or destruction, then Landlord, at its expense, shall repair and restore the Building and the Premises, as soon as reasonably practicable, to substantially the same condition as existed as of the Commencement Date.
Notwithstanding any of the foregoing provisions to the contrary, in the event the Premises or the Building are destroyed or damaged to the extent that the repairs to be made by Landlord in order to restore the Premises or the Building to the character and condition existing as of the Commencement Date, as estimated by a responsible contractor selected by Landlord, cannot be Substantially Completed within one hundred eighty (180) days from the date of the casualty, Landlord shall forthwith give Tenant written notice of such estimate, and Tenant shall have the right to terminate this Lease, without liability to Landlord, within thirty (30) days after Tenant’s receipt of said notice from Landlord.
In the event the Premises are totally destroyed or so damaged by fire or other casualty covered by the fire and extended coverage insurance to be carried by Landlord under the terms of this Lease that the Premises cannot reasonably be used by Tenant for the purposes herein provided and this Lease is not terminated as above set forth, then there shall be a total abatement of Rent from the date of casualty until Substantial Completion of the repair and restoration work to be performed by Landlord and Landlord has received a certificate of occupancy (with Tenant’s cooperation in completing the required application) and all other required governmental approvals, and this Lease shall continue in full force and effect for the balance of the Term. In the event the Premises are partially destroyed or damaged by fire or other casualty so that the Premises can be used only partially by Tenant for the purposes herein provided and this Lease is not terminated as above set forth, then Rent shall be abated in the proportion which the approximate area of the damaged part bears to the total area in the Premises from the date of the casualty until Substantial Completion of the repair and restoration work to be performed by Landlord, and this Lease shall continue in full force and effect for the balance of the Term.

Section 9.02 Tenant’s Responsibilities; Waiver and Indemnity.
     (a) Notwithstanding anything to the contrary set forth at Section 9.01 above, if the Building or the Premises shall be damaged by fire or other casualty resulting from the negligence of Tenant, or the agents, employees, licensees or invitees of Tenant, Rent shall continue without abatement.
     (b) Tenant covenants that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person during the Term, including consequential loss or damage, from any cause whatsoever by reason of the construction, use, occupancy or enjoyment of the Premises by Tenant or any other person therein or holding under Tenant, or by or through the acts or omissions of other tenants of the Building, except to the extent any of the foregoing are caused by the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or independent contractors.
     (c) Except as may otherwise be expressly provided in this Lease, Tenant hereby agrees that Landlord shall not be liable to Tenant for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Premises, nor shall Landlord be liable to Tenant for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Premises, negligent security measures, bombings or bomb scares, hazardous substances, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Premises, except to the extent the cause of the damage or injury arises out of Landlords or its employees’, agents’ or contractors’ gross negligence. Landlord shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Premises or the Cranberry Business Park. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons in, upon or about the Premises arising from any cause, except Landlord’s gross negligence or the gross negligence of its employees, agents or contractors, and Tenant hereby waives all claims in respect thereof against Landlord, its employees, agents and contractors. For the avoidance of doubt, nothing contained herein shall release Landlord from (i) liability for the gross negligence, or willful misconduct of Landlord, its agents and employees; or (ii) for Landlord’s breach of this Lease.
     (d) Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Landlord Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorneys fees, court costs and other legal expenses, effects of environmental contamination, cost of environmental testing, removal, remediation and/or abatement of hazardous substances, insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an Indemnified Matter (as defined below). For purposes of this Section 9.02(d), an “Indemnified Matter” shall mean any matter for which one or more of the Landlord Indemnified Parties incurs liability or Damages if the liability or Damages directly arise out of, (i) Tenant’s or its employees’, agents’, contractors’, invitees’, sublessees’ or assignees’ (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) operation, business, use, maintenance or occupancy of the Premises, Land and/or Building, (ii) any act, omission or neglect of a Tenant Party, (iii) Tenant’s failure, to perform any of its obligations under the Lease, (iv) the existence, use or disposal of any hazardous substance brought on to the Premises by a

Tenant Party, (v) any accident, injury or death of person or loss or damage to property occurring on or about the Premises (except to the extent caused by any of the Landlord Parties); or (vi) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within ten (10) days after written demand from the Landlord Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter. If Tenant is obligated to compensate a Landlord Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages, and Tenant shall, upon ten (10) days’ advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. The Landlord Indemnified Parties need not first pay any Damages to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law. Tenant’s obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord from Damages arising out of Landlord’s gross negligence, willful misconduct or breach of this Lease.
     (e) Subject to the terms of Section 9.02 hereof, Landlord hereby agrees to indemnify, defend and hold harmless Tenant and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Tenant Indemnified Parties”) from and against any and all Damages arising out of or related to an Indemnified Matter (as defined below). For purposes of this Section 9.02(e), an “Indemnified Matter” shall mean any matter for which one or more of the Tenant Indemnified Parties incurs liability or Damages if the liability or Damages directly arise out of (i) any act, omission or neglect of Landlord or its employees, agents, contractors, invitees or assignees (all of said persons or entities are hereinafter collectively referred to as “Landlord Parties”), Landlord’s failure, to perform any of its obligations under the Lease, (iii) the existence, use or disposal of any hazardous substance brought on to the Premises, the Building or the Park by a Landlord Party, (iv) any accident, injury or death of person or loss or damage to property occurring on or about the Premises which is caused by the gross negligence or willful misconduct of any of the Landlord Parties; or (vi) any other matters for which Landlord has agreed to indemnify Tenant pursuant to any other provision of this Lease. Landlord’s obligations hereunder shall include providing a defense, with counsel reasonably satisfactory to the Tenant Indemnified Party, at Landlord’s sole expense, within ten (10) days after written demand from the Tenant Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter. If Landlord is obligated to compensate a Tenant Indemnified Party for Damages arising out of an Indemnified Matter, Tenant shall have the immediate and unconditional right, but not the obligation, without notice or demand to Landlord, to pay the damages, and Landlord shall, upon ten (10) days’ advance written notice from Tenant, reimburse Tenant for the costs incurred by Tenant. The Tenant Indemnified Parties need not first pay any Damages to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law. Landlord’s obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Tenant after said expiration or termination. Notwithstanding the foregoing, Landlord shall not be obligated to indemnify Tenant from Damages arising out of Tenant’s negligence, willful misconduct or breach of this Lease
Section 9.03 Tenant’s Insurance.
Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, with responsible insurance carriers licensed to do business in the Commonwealth of Pennsylvania with a minimum A.M. Best rating of not less than A-IX, the following types of insurance, in the amounts specified and in the form hereinafter provided, naming the Landlord as an additional insured, as follows:

     (a) Public Liability. Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance with coverages reasonably acceptable to Landlord, which, by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than $2,000,000 per occurrence with an “Additional Insured Designated Person or Organization” Endorsement and contain. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.
     (b) Property Damage. Tenant shall obtain and keep in force during the Term of this Lease “all-risk” extended coverage property insurance with coverages reasonably acceptable to Landlord. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on all Tenant’s Work and other tenant improvements installed at the Premises by Tenant, together with all Tenant’s equipment, trade fixtures and other property. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage and flood damage (provided, however, that the flood damage required by this Section 9.03(b) shall not be interpreted as requiring Tenant to maintain flooding occasioned by a natural catastrophe).
     (c) General Requirements. Tenant shall deliver to Landlord certificates of the insurance policies required under this Section 9.03 within five (5) days after the Commencement Date. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage, or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with certificates of renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Premises is located, and said companies shall maintain a financial rating reasonably acceptable to Landlord. All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord and, at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Premises and any person or entity managing the Premises on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain hereunder. Tenant’s insurance policies shall not include deductibles in excess of Twenty-Five Thousand Dollars ($25,000).
     (d) Business Interruption. Under no circumstances shall Landlord be liable to Tenant for any losses or damages suffered as a result of business interruption. Tenant undertakes this risk in all cases and shall be solely responsible, at its own cost, for providing its own business interruption insurance in amounts to the extent it deems necessary or desirable.
Section 9.04 Landlord’s Insurance.
Landlord shall at all times during the Term maintain in effect a policy or policies of insurance covering the Building and Landlord’s Work (excluding Tenant’s Work and all property required to be insured by Tenant pursuant to Section 9.03(b) above), in such amounts as Landlord may from time to time determine (but not less than 100% of the replacement cost of the Building and Landlord’s Work), providing protection against perils included within the standard form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief, and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine. With respect to coverage amounts, risks covered, and applicable deductibles, Landlord’s insurance to be provided pursuant hereto shall be generally comparable to the insurance coverages provided by other reputable owners and operators of Class A office/flex premises in the northern Pittsburgh area.
Any insurance provided for in this Section 9.04 may be affected by a policy or policies of blanket insurance, covering additional items or locations or assureds, provided that the requirements of this Section are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord and shall not, by reason of payment by Tenant, as part of the Building Operating Expenses, of its pro rata share of the Landlord’s premium for the insurance, be entitled to be named insured thereunder.
Additionally, Landlord shall at all times during the Term maintain in effect General Public Liability Insurance covering the Building against claims for personal injury or death and property damage occurring upon, in or about the Building, such insurance to insure Landlord only and to afford protection to the limit of not less than $3,000,000.00 in respect of injury or death to any number of persons arising out of any one occurrence, and such insurance against property damage to afford protection to the limit of not less than $1,000,000.00 in respect of any interest of property damage.
Section 9.05 Subrogation. Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Premises to the extent that Landlord’s insurance policies then in force insure against such damage or destruction. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire and casualty insurance maintained by either of them at any time during the term insuring or covering the Premises or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer or one party might have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorney fees, resulting from the failure to obtain such waiver, and, so long as such waiver is outstanding each party waives, to the extent of the proceeds received under such policy (including proceeds which would have been received but for a party’s failure to maintain insurance hereunder), any right of recovery against the other party for any loss covered by the policy containing such waiver.
ARTICLE 10
CONDEMNATION
Section 10.1
If any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if, in Tenant’s reasonable discretion, so much of the Premises is taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for sixty (60) days or more, Tenant shall have the option, to be exercised only in writing within sixty (60) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within sixty (60) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than sixty (60) days, Rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by Condemnation of any part of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property and fixtures, the unamortized cost of improvements made by Tenant, at its sole expense, to the Premises and for moving expenses. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Premises, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. This Section 10.01, not general principles of law or the Pennsylvania Eminent Domain Code, shall govern the rights and obligations of Landlord and Tenant with respect to the Condemnation of all or any portion of the Premises.
ARTICLE 11
LIENS
Section 11.01
     Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In addition, Tenant shall provide to Landlord, promptly after the completion of any work performed or materials provided to the Premises by or for Tenant, an original release of liens in recordable form signed and acknowledged for each labor and material man performing work or providing materials to the Premises. Notwithstanding the foregoing, in the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the same to be released of record by payment or posting of proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord and all reasonable expenses incurred by it in connection therewith shall create automatically an obligation of Tenant to pay, on demand, an equivalent amount together with interest at the Default Rate as Additional Rent. No work which Landlord permits Tenant to perform in the Premises shall be deemed to be for the immediate use and benefit of Landlord so that no mechanics or other lien shall be allowed against the estate of Landlord by reason of its consent to such work.
ARTICLE 12
TAXES ON TENANT’S PROPERTY
Section 12.01 Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against any personal property or trade or other fixtures placed by Tenant in or about the Premises.
ARTICLE 13
ASSIGNMENTS AND SUBLETTING
Section 13.01
     (a) Except as expressly permitted pursuant to this Article 13, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing without such consent shall be void and shall, at the option of Landlord, terminate this Lease. Except as otherwise expressly set forth in this Article 13, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

     (b) If at any time or from time to time during the Term of this Lease, Tenant desires to sublet all or any part of the Premises, or to assign this Lease and Tenant is not in default hereunder beyond applicable notice and cure periods, Tenant shall provide written notice to Landlord of such intent. Landlord shall have the option, exercisable by notice given to Tenant within twenty (20) days after receipt of Tenant’s notice, of terminating the Lease in full or with respect to the portion thereof which Tenant desires to sublet or to assign. If Landlord does not exercise such option, Landlord shall be deemed to have consented to such assignment or sublease and Tenant shall be free to sublet or assign such space to the third party designated in such notice subject to the following conditions:
(i)	No sublessee or assignee shall have a right further to sublet or assign, and

(ii)	One-half of any sums or other economic consideration, net of all costs actually incurred by Tenant in connection with such assignment or subletting, received by Tenant as a direct result of such subletting or assignment (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements, other than building standard tenant improvements, made to the sublet portion of the Premises by Tenant for subtenant), whether denominated rentals under the sublease or assignment or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease or assignment) shall be payable to Landlord as Additional Rent under the terms of this Lease without affecting or reducing any other obligation of Tenant hereunder. For the purposes of this Section 13.01(b)(iii), Landlord shall not claim or be entitled to any portion of the consideration paid to Tenant for a sale of Tenant’s assets or any shares in Tenant. Landlord for itself and its successors and assigns hereby waives and quit claims any claim or interest in any consideration paid to Tenant, or any parent, subsidiary or affiliate of Tenant, for the sale of any shares in or assets of Tenant.
     (c) Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignment or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.
     (d) In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall reimburse Landlord for all of Landlord’s reasonable third party costs and expenses actually incurred in connection therewith (including, without limitation, attorneys’ fees), up to Three Thousand Dollars ($3,000.00).

ARTICLE 14
TRANSFERS BY LANDLORD; SUBORDINATION; ESTOPPEL CERTIFICATES
Section 14.01 Sale of the Building.
Subject to the terms set forth at Section 14.02 below, in the event of a sale or conveyance by Landlord of its interest in the Building, the same shall operate to release Landlord from any and all liability under this Lease arising after the date of such sale provided that Landlord is not then in default under this Lease. Tenant’s right to quiet enjoyment of the Premises shall not be disturbed so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, unless this Lease is terminated pursuant to specific provisions relating thereto or contained herein.
Section 14.02 Subordination and Non-Disturbance.
This Lease, and any Option (as defined below) granted hereby, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Premises and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet enjoyment of the Premises shall not be disturbed if Tenant is not in default (beyond any applicable cure periods) and so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms and Landlord shall, subject to the terms set forth at Section 19.01 hereof, use commercially reasonable efforts to obtain for Tenant a commercially reasonable subordination and non-disturbance agreement to that effect. At the request of any mortgagee, trustee or ground lessor, Tenant shall attorn to such person or entity and in connection with such attornment Tenant’s occupancy will not be disturbed by any such party taking possession of the Premises as long as Tenant is not in default of this Lease. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event of the foreclosure of a security device, the Lease shall continue so long as Tenant is not in default (beyond any applicable notice and cure periods) hereunder and the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, or (b) be liable for the breach of this Lease by any prior landlord. During the Term of this Lease Tenant agrees to execute and acknowledge any commercially reasonable documents Landlord reasonably requests Tenant execute to effectuate an attornment or a subordination as described in this Section 14.02, so long as such documents do not restrict Tenant’s right hereunder.
Section 14.03 Estoppel Certificate.
Tenant shall from time to time, upon not less than twenty (20) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, if applicable, and (e) that Tenant has taken possession of the Premises, if applicable. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrances of the Premises.

ARTICLE 15
DEFAULT
Section 15.01 Defaults by Tenant.
The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:
     (a) Any failure by Tenant to pay Base Rent, or any Additional Rent payable pursuant to Section 4.03 hereof, within five (5) business days following the date on which such payment is due;
     (b) Any failure by Tenant to pay any Additional Rent otherwise payable pursuant to this Lease, or to make any other payment required to be made by Tenant hereunder, for a period of ten (10) days after receipt by Tenant of written notice from Landlord of any such failure to make timely payment;
     (c) Any failure by Tenant to observe and perform any other material provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice to Tenant; provided, however, that in the case of a default which cannot with due diligence be cured within a period of thirty (30) days, Tenant shall be deemed to have complied with such notice and thereafter diligently proceeds to comply with such notice; or
     (d) Tenant is declared insolvent according to any law; or assignment of Tenant’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property; or the interest of Tenant under this Lease is levied on or under execution or other legal process; or any petition is filed by or against Tenant to declare Tenant bankrupt or to delay, reduce or modify Tenant’s debts or obligations; or any petition is filed or other action taken to reorganize or modify Tenant’s capital structure if Tenant be a corporation or other entity (provided that no such levy, execution, legal process or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation, service or filing).
     (e) The abandonment or vacation of the Premises by Tenant, which shall mean that Tenant is absent from the Premises for thirty (30) consecutive days or the failure of Tenant to occupy the Premises within thirty (30) days after Landlord notifies Tenant that the Premises are ready for occupancy combined with Tenant’s failure to pay all Rent due.
Section 15.02 Remedies of Landlord.
In the event of any such material default not cured by Tenant, Landlord, at its option, may have one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:
     (a) Landlord may perform for the account of Tenant any such default of Tenant and immediately recover as additional rent any expenditures made in the amount of any obligations incurred in connection therewith, plus interest at the Default Rate from the date of any such expenditure.
     (b) Landlord may accelerate all Base Rent and Operating Expenses and Real Estate Taxes due for the balance of the Term of this Lease and declare the then present value (discounted at a rate of six percent (6%) per annum) of the same to be immediately due and payable. In determining the amount of any future payments for Operating Expenses and Real Estate Taxes, Landlord may make such determination based upon the amount thereof paid by Tenant for the full year immediately prior to such default (increased by three percent (3%) for each year).
     (c) Landlord, at its option, may serve notice upon Tenant that this Lease and the then unexpired Term shall cease and expire and become absolutely void on the date specified in such notice, to be not less than five (5) days after the date of such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and thereupon and at the expiration of the time limit in such notice, this

Lease and the Term hereof, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein granted for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or other lawful means and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable to indictment, prosecution or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease, whether or not the Premises shall be relet.
     (d) Landlord may lawfully re-enter and repossess the Premises and any part thereof and attempt in its own name, as agent for Tenant if this Lease shall not be terminated, or in its own behalf if this Lease shall be terminated, relet all or any part of such Premises for and upon such terms and to such person, firms or corporations and for such period or periods as Landlord, in its reasonable discretion, shall determine, including any period beyond the termination of this Lease; provided that Landlord shall be required to mitigate its damages as otherwise expressly set forth in this Section 15.02. For the purpose of such re-letting, Landlord may make repairs, changes, alterations or additions in or to the Premises to the extent deemed by Landlord reasonable desirable or convenient; and the reasonable cost of such repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord; and any sums collected by Landlord from any new lessee obtained on account of the Tenant shall be credited against the balance of the rent due hereunder as aforesaid. Tenant shall pay to Landlord monthly, on the days when the Rent would have been payable under this Lease, the amount due hereunder less the amount obtained by Landlord from such new lessee, or at Landlord’s option, Landlord may elect to accelerate the amount due under this Lease and declare said amounts immediately due and payable upon demand.
     (e) Landlord may collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.
     (f) Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.
     (g) JUDGMENT IN EJECTMENT: FOR VALUE RECEIVED AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, OR UPON TERMINATION OF THE TERM OF THIS LEASE AND THE FAILURE OF TENANT TO DELIVER POSSESSION TO LANDLORD, TENANT FURTHER, AT THE OPTION OF LANDLORD, AUTHORIZES AND EMPOWERS ANY SUCH ATTORNEY, EITHER IN ADDITION TO OR WITHOUT SUCH JUDGMENT FOR THE AMOUNT DUE ACCORDING TO THE TERMS OF THIS LEASE, TO APPEAR FOR TENANT ANY OTHER PERSON CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES, WITH RELEASE OF ALL ERRORS. LANDLORD MAY FORTHWITH ISSUE A WRIT OR WRITS OF EXECUTION FOR THE AMOUNT OF ANY JUDGMENT AND COSTS, WITHOUT LEAVE OF COURT, AND LANDLORD MAY, BY LEGAL PROCESS, WITHOUT NOTICE RE-ENTER AND EXPEL TENANT FROM THE PREMISES, AND ALSO ANY PERSON HOLDING UNDER TENANT.
Any lawful entry into and possession of the Premises by Landlord under this Article 15 shall be without liability or responsibility to Tenant and shall not be in lieu of or in substitution for any other rights of Landlord hereunder or in law or in equity. Tenant further agrees that Landlord may file suit to recover any sums due under the terms of this Article and that no recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofor reduced to judgment in favor of Landlord.
No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term of the Lease or by reason of Tenant’s occupancy of the Premises.
If Tenant abandons or vacates the Premises and subsequently fails to pay Rent as and when due, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.
If Landlord terminates this Lease or Tenant’s right to possession or accelerates the Rent, Landlord shall have a duty to mitigate Landlord’s damages. If Landlord is required to mitigate its damages, Landlord shall be required only to use commercially reasonable efforts to mitigate, which shall not exceed such efforts as landlords generally use to lease other space in buildings located in the Park. In recognition that the value of the Building depends on the use being made thereof, rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on the tenant’s proposed use of the Premises, an offer of rentals below the rates provided in this Lease or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.
In the event of any termination of this Lease under the provisions hereof or under any eviction or other proceeding or action or any provision of law, or in the event that Landlord shall re-enter the Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either: (i) a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any, of (x) the aggregate of the installments of Base Rent and Additional Rent which would have been payable hereunder by Tenant, had this Lease not so terminated or had Landlord not reentered the Premises, for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date set forth for the expiration of the full Term of this Lease pursuant to Sections 3.1 and 3.3, over (y) the aggregate rental value of the Premises (at the Market Rate) for the same period (the amounts of each of clauses (x) and (y) being first discounted to present value at an annual rate of six (6%) percent); or (ii) sums equal to the aggregate of the installments of Base Rent and Additional Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date set forth for the expiration of the full Term of this Lease; provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the reasonable expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the reasonable expenses of reletting, including repairing, restoring and improving the Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees, and all other similar or dissimilar expenses chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this Lease; provided further, that (1) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (2) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision (ii) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (3) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining Term of this Lease, the expenses of reletting shall be apportioned based on the respective periods. For the purposes of this paragraph, the amount of Additional Rent which would have been payable by Tenant for each year ending after such termination of this Lease or such reentry, shall be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year and tax year ending immediately preceding such termination of this Lease or such reentry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this paragraph, or under any provision of law, or had Landlord not reentered the Premises.
Section 15.03 Defaults by Landlord.
Except as otherwise provided in this Lease, Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (unless such failure cannot reasonably be cured within thirty (30) days and Landlord shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same.) If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Building, including income derived therefrom, as the same may then be encumbered, and Landlord shall not be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Building as hereinbefore expressly provided.
ARTICLE 16
NOTICES
Section 16.01
     All notices which Landlord or Tenant may be required, or may desire, to serve on the other shall be in writing and shall be served by nationally recognized overnight courier, addressed as set forth in the Basic Lease Provisions. The addresses stated above shall be effective for all notices to the respective parties until written notice of a change of address is given pursuant to the provisions hereof.
ARTICLE 17
RESERVED
ARTICLE 18
ENVIRONMENTAL PROVISIONS
Section 18.01
  Tenant shall not cause nor permit “Hazardous Materials” (as defined below) to be used, transported, stored, released, handled, produced or installed in, or from, the Leased Premises, except that Hazardous Materials may be brought into and used or generated within the Leased Premises as may be needed for the operation of Tenant’s business, so long as such use or generation is in compliance with all Laws and governmental requirements, including, without limitation, Environmental Laws. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable, explosives, radio-active materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substances or material, as defined by any federal, state or local law, ordinance, rule or regulation, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resources Conservation and Recovery Act, as amended, Superfund Amendment and Reauthorization Act of 1986 and in the regulations adopted and publications promulgated pursuant to each of the foregoing (collectively, “Environmental Laws”). In the event of a breach of the provisions of this Article 30, Landlord, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the Leased Premises or the Building in the manner prescribed for such removal by all requirements of law. Tenant shall promptly supply Landlord with any notices, correspondence and submissions received or sent by Tenant to or from any governmental or quasi-governmental authority relating to Hazardous Materials or Environmental Laws.
Section 18.02
     Tenant shall indemnify and save Landlord harmless from and against any and all claims, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses arising out of Tenant’s breach of the provisions of this Article 18. The provisions of this Section 18.02 shall survive the expiration or sooner termination of this Lease.
Section 18.03
     Landlord represents that (a) it has not released or caused the release of Hazardous Materials in, on, under or from the Building or the Land of which it is a part, (b) Landlord has not received written notice from any governmental authority of any violation of any Environmental Laws, and (c) to the best of Landlord’s actual knowledge, there are currently no Hazardous Substances in, on or under the Building or the Land.
ARTICLE 19
MISCELLANEOUS PROVISIONS
Section 19.01 Professional Fees.
In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, each party shall pay its own attorney’s fees and costs incurred in such action. In addition, in the event that Tenant requests that Landlord execute any document or instrument in connection with Tenant’s occupancy and/or use of the Premises, including without limitation any Landlord’s Waiver or similar instrument requested by any lender of Tenant, Tenant shall reimburse Landlord, as Additional Rent, for any and all reasonable attorneys’ or other professional fees incurred by Landlord in connection with Landlord’s review, evaluation, revision and/or execution of any such document or instrument.
Section 19.02 Waiver.
No waiver by Landlord or Tenant of any provision of this Lease or of any breach by Landlord or Tenant hereunder shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by

Landlord of such breach or any other breach unless such waiver is expressly stated in writing signed by Landlord.
Section 19.03 Applicable Law.
This Lease shall be governed by and construed pursuant to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions.
Section 19.04 Successors and Assigns.
Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
Section 19.05 Brokers.
Except for Landlord’s responsibility to Grubb & Ellis Company (the “Broker”), Landlord represents and warrants that it has had no dealings, nor entered into any agreements, with any person, entity, broker or finder in connection with the negotiation of this Lease, and no broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease on behalf of Landlord. Tenant represents and warrants that, except for Broker, it has had no dealings, nor entered into any agreements, with any person, entity, broker or finder in connection with the negotiation of this Lease, and no broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease on behalf of Tenant. Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.
Section 19.06 Severability.
If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 19.07 Name.
Tenant shall not, without the written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and in no event shall Tenant acquire any rights in or to such name.
Section 19.08 Examination of Lease; Defined Terms.
Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant. The words “Landlord” and “Tenant” as used herein shall include the plural as well as singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
Section 19.09 Time.
Time is of the essence in this Lease and in each and all of the provisions hereof.
Section 19.10 Authority.
Tenant is executing this Lease as a corporation, and each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant on behalf of Tenant that Tenant is a duly authorized and existing corporation, that Tenant is qualified to do business in Pennsylvania, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the Tenant is authorized to do so. Landlord is signing this Lease as a limited partnership and each of the persons executing this Lease on behalf of Landlord is authorized to do so. Landlord does hereby covenant and warrant that it is qualified to do business in Pennsylvania, that it has full right and authority to enter into this Lease, and that each person signing on behalf of Landlord has authority to do so.
Section 19.11 Recording.
This Lease shall not be recorded. Either party, upon written request of the other, shall execute a Memorandum of this Lease in form reasonably acceptable to the parties hereto.
Section 19.12 Force Majeure.
Time periods for Landlord’s or Tenant’s performance of their respective obligations under any of the terms and conditions of this Lease other than the payment of rent by Tenant shall be extended for periods of time during which the nonperforming party’s performance is prevented due to circumstances beyond the party’s control, including without limitation, strikes, embargoes, governmental regulations, acts of God, war or other strife.
Section 19.13 Tenant’s Obligation to Provide Financial Information.
In the event that Tenant ceases to be a publically-traded company, or in the event that Tenant’s financials otherwise become unavailable to the public, Tenant agrees to provide to Landlord, within ninety (90) days of the end of each calendar year, or at such other times reasonable requested by Landlord, true, correct and complete certified copies of annual audited financial statements of Tenant and such other financial information as Landlord shall reasonably request. Landlord, its lender(s) and their respective agents, accountants and attorneys, shall consider and treat on a strictly confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and any financial statements of Tenant which are delivered to or received by them and which are conspicuously stamped “CONFIDENTIAL”.
Section 19.14 Options.
For purposes of this Section 19.14, the word “Option” shall mean the Extension Options set forth at Section 2.02 hereof. Any Option granted to Tenant by Landlord must be evidenced by a written provision contained in this Lease or by a separate option agreement attached to this Lease as a rider or addendum or said Option shall be of no force or effect. Each Option granted to Tenant in this Lease, if any, is personal to Tenant, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any transferee approved by Landlord hereunder. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option. The later such Option cannot be exercised unless the prior such Option has been so exercised. Tenant shall have no right to exercise an Option if a default by Tenant has occurred and is continuing beyond any applicable notice and cure periods relating thereto. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of this Section.

Section 19.15 Entire Agreement.
This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease and no prior agreement; understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.
(Signatures follow on the next page)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Lease and have initialed the Exhibits and any Rider hereto, in four counterparts, as of the days and years below written.

LANDLORD:
CBP 110, LP, a Pennsylvania limited partnership
ATTEST:	By:	Cranberry Business Park 110, Inc., a Pennsylvania corporation, its General Partner

/s/ [illegible]		By:	/s/ Richard S. Donley

Richard S. Donley, President
Dated:10/13/10

TENANT:
TOLLGRADE COMMUNICATIONS, INC.
ATTEST:
/s/ Barbara J. Beck	By:	/s/ Jennifer M. Reinke

Name: Jennifer M. Reinke

Title: General Counsel and Secretary

Dated: October 7, 2010